SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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|_|Preliminary Proxy Statement      |_| Confidential, For use of the Commission
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|X| Definitive Proxy Statement
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|_| Soliciting Material Pursuant to Rule 14a-12


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                             The Montgomery Funds II

                  (Name of Registrant as Specified in Charter)
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Payment of Filing Fee (Check the appropriate box):
|X| No fee required.
|_|   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11
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previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

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      (2)  Form, Schedule or Registration Statement No.:
                        Schedule 14A; File Nos. 33-69686 and 811-8064

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      (3)  Filing Party:
                        The Montgomery Funds II

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      (4)  Date Filed:
                        August 13, 2002
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


                           Questions & Answers for the
                        Montgomery Global Long-Short Fund
                              Proxy Statement Cover


Important Information about the Montgomery Global Long-Short Fund Proxy
Statement.

We encourage you to read the full text of the enclosed Proxy Statement. The following questions and answers highlight certain matters discussed in the Proxy Statement which affect the Montgomery Global Long-Short Fund and are subject to a shareholder vote.

1)    Why am I being asked to vote?

The Board of Trustees has unanimously approved Montgomery's plan to reorganize the Montgomery Global Long-Short Fund by changing its management structure, investment process and sub-adviser approval process. The Board believes this will benefit you and your fellow shareholders. In order for these changes to proceed, shareholder approval is required.

2) Why has the Board of Trustees recommended that I vote in favor of the changes to the Fund?

         o Targeting Consistent Returns. The current strategy of the Global Long-Short Fund is to invest in long and short positions of equity securities, typically maintaining a net long exposure. We recommend continuing to employ this strategy, but we also are recommending a shift in investment process designed to provide returns that we believe will more consistently exceed the Fund's new benchmark. In addition, we are recommending a narrowing of the Fund's investment universe from global to only within the United States. The new investment process offers the potential for consistent excess returns over the S&P 500(R) Index, which would be the Fund's new benchmark, while maintaining a similar risk profile to that of the index. The Fund's investment process would combine positions in S&P 500(R) Index instruments such as index futures and index swaps with a primarily market-neutral exposure in individual long and short positions in equity securities. The S&P 500(R) Index instruments are purchased in order to capture the returns of the index, while our active management of the market-neutral long and short assets seeks to add incremental return above the index without regard to general market movement.

         o An Exciting New Partnership. Montgomery, along with the Board, believes this improved investment process can be best executed by SSI Investment Management, Inc. ("SSI"). The Board is unanimously recommending SSI as a sub-adviser because of SSI's 30 years of experience managing long-short portfolios, the excellence of SSI's investment staff and SSI's consistent long-term track record of outperformance of its benchmarks.

3) Why has the Board recommended that I approve a change in sub-adviser approval process?

By placing the responsibility of hiring and terminating sub-advisers on the Board of Trustees and Montgomery, the Fund will have greater flexibility in managing sub-advisers, and shareholders would save the considerable expenses involved in holding shareholder meetings and soliciting proxies.

4) What happens if there aren't enough votes to approve a proposal by the shareholder meeting date?

If there are insufficient votes in favor of a proposal, the persons named as proxies may propose one or more adjournments of the shareholder meeting to permit further solicitation of proxies concerning the proposal. By promptly returning the enclosed proxy card (or voting via telephone or Internet) you will help us avoid the necessity and additional expense of further solicitation to non-voting account holders.

5) Who should I call with questions about the voting process?

To assist you with the voting process, you may call the Fund's proxy solicitor, Georgeson Shareholder Communications Inc., at (866) 615-4454. For questions about the Montgomery Global Long-Short Fund, call (800) 572-FUND [3863] or visit www.montgomeryfunds.com.

Funds Distributor, Inc. 08/02

                [Letterhead of Montgomery Asset Management, LLC]



                                 August 16, 2002



Dear Montgomery Global Long-Short Fund Shareholder:

The current strategy of the Montgomery Global Long-Short Fund is to invest in long and short positions of equity securities, typically maintaining a net long exposure. We recommend continuing to employ this strategy, but we are also recommending a shift in investment process in order to provide returns that we believe will more consistently exceed the Fund's new benchmark. In addition, we are recommending a narrowing of the Fund's investment universe from global to only within the United States. The new investment process offers the potential for consistent excess returns over the S&P 500(R) Index, which would be the Fund's new benchmark, while maintaining a similar risk profile to that of the index. The Fund's investment process would combine positions in S&P 500(R) Index instruments such as index futures and index swaps with a primarily market-neutral exposure in individual long and short positions in equity securities. The S&P 500(R) Index instruments are purchased in order to capture the returns of the index, while our active management of the market-neutral long and short assets seeks to add incremental return above the index without regard to general market movement.

We believe this new process can best be executed by SSI Investment Management, Inc. ("SSI"), an adviser specializing in managing long-short portfolios. SSI has nearly 30 years of experience, all focused on long-short strategies. Until recently, SSI has only been available to institutional investors. We are pleased to recommend the selection of SSI to sub-advise the Fund and believe that this is an opportunity that would greatly benefit you as a shareholder.

The Board of Trustees of the Trust has unanimously approved this recommendation and believes that it is in the best interests of the Fund and its shareholders. The Trustees recommend that you vote in favor of each of the proposals in the proxy statement.

Please read the enclosed proxy materials and consider the information provided. Your vote is very important to us. We encourage you to complete and mail your proxy card promptly since the Special Meeting of Shareholders will be held on September 30, 2002. Thank you for your response and for your continued investment with Montgomery.

                             Sincerely,


                             F. Scott Tuck
                             Chairman and Chief Executive Officer

                             THE MONTGOMERY FUNDS II
                              101 California Street
                         San Francisco, California 94111
                              (800) 572-FUND [3863]

                    Notice of Special Meeting of Shareholders
                                     of the
                        Montgomery Global Long-Short Fund

                          To Be Held September 30, 2002

To the Shareholders of the Montgomery Global Long-Short Fund:

         A special meeting of shareholders of the Montgomery Global Long-Short Fund (the "Fund"), a series of The Montgomery Funds II (the "Trust"), will be held at the offices of the Trust, 101 California Street, 35th Floor, San Francisco, California 94111 on September 30, 2002, at 10:00 a.m., local time (the "Meeting"). At the Meeting, shareholders will be asked:

         1. To consider and act upon the approval of SSI Investment Management, Inc. as a sub-adviser to the Fund;

         2. To consider and act upon the approval of a proposal to permit Montgomery Asset Management, LLC, the investment adviser to the Fund, to hire and terminate sub-advisers or modify sub-advisory agreements with respect to the Fund without shareholder approval; and

         3. To transact such other business as may properly come before the Meeting or any adjournments thereof.

Only shareholders of record at the close of business on July 31, 2002 (the "Record Date"), will be entitled to receive this notice and to vote at the Meeting.

                              By Order of the Board of Trustees,


                              Johanne Castro
                              Assistant Secretary


                  Your vote is important regardless of how many
                      shares you owned on the Record Date.
                               -------------------

Please vote on the enclosed proxy form, date and sign it, and return it in the pre-addressed envelope provided. No postage is necessary if mailed in the United States. You also may vote by Internet or by telephone following the instructions on the enclosed proxy card. In order to avoid the additional expense and disruption of further solicitation, we request your cooperation in voting promptly.

                             THE MONTGOMERY FUNDS II

                                 Proxy Statement
                      For a Special Meeting of Shareholders
                        To Be Held on September 30, 2002

         This proxy statement is solicited by the Board of Trustees (the "Board of Trustees") of The Montgomery Funds II (the "Trust") for voting at the special meeting of shareholders of the Montgomery Global Long-Short Fund (the "Fund"), a series of the Trust, to be held at 10:00 a.m. (local time) on September 30, 2002 at 101 California Street, 35th Floor, San Francisco, California 94111, and at any and all adjournments thereof (the "Meeting"), for the purposes set forth in the accompanying Notice of Special Meeting of Shareholders. This proxy statement was first mailed to shareholders on or about August 16, 2002.

         The Board of Trustees has fixed the close of business on July 31, 2002 as the record date (the "Record Date") for determining holders of the Fund's shares entitled to notice of and to vote at the Meeting. Each shareholder will be entitled to one vote for each share held. At the close of business on the Record Date, the Fund had 13,242.444 Class A shares; 11,110.110 Class B shares; 188,715.678 Class C shares; 439,587.856 Class ML shares; and 3,491,073.800 Class
R shares.

         Each share of the Fund is entitled to one vote on each Proposal and on each other matter that it is entitled to vote upon at the Meeting. Each valid proxy that we receive will be voted in accordance with your instructions, and as the persons named in the proxy determine on such other business as may come before the Meeting. If no instructions are given on an executed proxy that has been returned to us, that proxy will be voted FOR Proposal 1 and FOR Proposal 2. Shareholders who execute proxies may revoke them at any time before they are voted, either by writing to the Trust or by voting in person at the Meeting.

         The presence in person or by proxy of shareholders entitled to cast 40% of the votes eligible to be cast at the Meeting will constitute a quorum for the conduct of business. When a quorum is present, approval of each Proposal will require the affirmative vote of the lesser of (i) 67% of the shares represented at the Meeting if more than 50% of the outstanding shares is represented, or
(ii) shares representing more than 50% of the Fund's outstanding shares. The Meeting may be adjourned from time to time by a majority of the votes properly voting on the question of adjourning a meeting to another date and time, whether or not a quorum is present, and the meeting may be held as adjourned within a reasonable time after the date set for the original meeting without further notice. The persons named in the proxy will vote those shares that they are entitled to vote in favor of adjournment if adjournment is necessary to obtain a quorum or to obtain a favorable vote on any Proposal. If the adjournment requires setting a new record date or the adjournment is for more than 60 days from the date set for the original meeting (in which case the Board of Trustees will set a new record date), the Trust will give notice of the adjourned meeting to the shareholders. Business may be conducted once a quorum is present and may continue until adjournment of the Meeting.

         Proxies may be voted by mail or electronically by Internet or telephone. If voted electronically, the Fund or its agent will use reasonable procedures (such as requiring an identification number) to verify the authenticity of the vote cast. Each shareholder who casts an electronic vote also will be able to validate that his or her vote was received correctly.

         All proxies voted, including abstentions and broker non-votes (where the underlying holder has not voted and the broker does not have discretionary authority to vote the shares), will be counted toward establishing a quorum. Approval of each Proposal will occur only if a sufficient number of votes at the

Meeting are cast FOR that Proposal. Abstentions do not constitute a vote "for" and effectively result in a vote "against." Broker non-votes do not represent a vote "for" or "against" and are disregarded in determining whether a Proposal has received enough votes. The Board of Trustees recommends that you vote in favor of each Proposal.

         The cost of soliciting proxies, to the extent they are incurred in connection with Proposal 1 and Proposal 2 will be borne by Montgomery Asset Management, LLC, the investment adviser to the Fund ("Montgomery"). Costs that are not related to these Proposals will be borne by the Fund, unless such costs are voluntarily paid for by Montgomery. Montgomery has hired Georgeson Shareholder Communications, at an anticipated cost of approximately $14,800, to solicit proxies from brokers, banks, other institutional holders and individual shareholders. In addition to solicitation by mail, some officers and employees of Montgomery and its affiliates, without extra compensation, may conduct additional solicitations by telephone, facsimile and personal interviews. It is expected that this proxy statement will first be mailed to shareholders on or about August 16, 2002.

         The holders of 5% or more of the outstanding shares of the Fund on the Record Date are listed on Exhibit A to this Proxy Statement. As of July 31, 2002, the officers and Trustees did not own either individually or collectively, more than 1% of the outstanding shares of the Fund.

                                   PROPOSAL 1

                          APPROVAL OF A SUB-ADVISER TO
                      THE MONTGOMERY GLOBAL LONG-SHORT FUND

Q: Why are shareholders being asked to approve a sub-adviser to the Montgomery Global-Long-Short Fund?

         The Fund has been managed directly by Montgomery since its inception in 1997. Chetan Joglekar, the Fund's current portfolio manager, is responsible for the day-to-day portfolio management of the Fund. The Fund's investment objective would remain long-term capital appreciation. The Fund's current strategy would remain to invest in long and short positions of equity securities, typically maintaining a net long exposure.

         However, Montgomery recommends a shift in investment process designed to provide returns that more consistently exceed the Fund's benchmark. This process would be accomplished by maintaining a primarily market-neutral exposure in individual securities, supplemented by the use of the equity swaps, options, and equity index futures. Montgomery is also recommending a narrowing of the Fund's investment universe from global to only within the United States. Consequently, Montgomery has proposed to change the Fund's benchmark from a global index to the S&P 500(R) Index.

         Montgomery, along with the Board of Trustees, believes this new process can best be executed by SSI Investment Management, Inc. ("SSI"), an adviser specializing in managing long-short portfolios. Montgomery is recommending SSI as a sub-adviser because of SSI's nearly 30 years of experience managing long-short portfolios, the excellence of SSI's investment staff, and SSI's consistent long-term track record of outperforming its benchmark. Until recently, SSI has only been available to institutional investors, making this a special opportunity for Fund shareholders.

Q:       When would the proposed change take place?

         If the Investment Sub-Advisory Agreement is approved by the Fund's shareholders, SSI will begin managing the Fund in this equity-enhanced market-neutral manner on or about November 1, 2002. The Investment Sub-Advisory Agreement will remain in effect for two years and will continue in effect thereafter for successive annual periods if and so long as such continuance is specifically approved by (a) the Board of Trustees or (b) a majority vote of the Fund's shareholders, provided that in either event, the continuance also is approved by a majority of the Trustees who are not "interested persons" by a vote cast in person at a meeting called for the purpose of voting on such approval. If the shareholders do not approve the Investment Sub-Advisory Agreement, Montgomery will continue to manage the Fund's assets directly until alternative arrangements can be made.

Q:       Who is SSI and what is SSI's investment experience?

         SSI, located at 357 N. Canyon Drive, Beverly Hills, California, 90210, was founded in 1973 and manages approximately $680 million in assets as of December 31, 2001. SSI was one of the first investment managers to computerize the investment process, having developed a computer-based stock valuation model in the early 1970s. SSI's founders believed that fundamental analysis was a key to producing consistent results over time. Accordingly, SSI uses both quantitative and fundamental analysis for stock selection. SSI's mission, throughout its 29-year history, has been to provide competitive returns with lower risk than other investment managers and comparable investment strategies.

         SSI's controlling shareholders are John D. Gottfurcht, the President and founder of SSI and chairman of its Investment Policy Committee; Amy Jo Gottfurcht, the Chairman and Chief Executive Officer of SSI; and George M. Douglas, a Vice President and Chief Investment Officer of SSI.

Q:       What effect will this change have on costs or services?

         Any expenses you are currently charged will not be increased because of SSI's appointment as a sub-adviser to the Fund. The Board of Trustees expects no change in the high level of services provided to you since the Fund's inception.

Q:       Will the management fees charged to the Fund remain the same?

         Yes. The annual management fee of 1.50% of assets under management currently paid by the Fund to Montgomery will remain unchanged. SSI's sub-advisory fees under the Investment Sub-Advisory Agreement will be paid from the assets of Montgomery, not from those of the Fund.

Q: What factors did the Board of Trustees consider in recommending shareholder approval of the Investment Sub-Advisory Agreement?

         The Board held meetings on July 17 and 25, 2002, and discussed the proposed new sub-advisory arrangement with SSI and its possible effect on the Fund. In determining whether to approve the Investment Sub-Advisory Agreement with SSI, the Board considered and applied several factors, including those discussed below.

         At the July meetings, the Board received presentations and materials from Montgomery and SSI. The Board considered the search process and criteria used by Montgomery to select SSI. The Board also reviewed SSI's Form ADV filed with the Securities and Exchange Commission as well as other materials regarding SSI's personnel, operations, financial condition, research capabilities, investment philosophy, method of managing portfolios, quantitative models and investment results. During their extensive review of the services to be provided by SSI, the Trustees considered and analyzed several factors. In particular, the Trustees considered SSI's performance returns, which have exceeded the S&P 500(R) in each of the past five years. The Board also noted SSI's nearly 30 years of experience implementing a long-short investment strategy. The Board reviewed the quality and depth of SSI's organization and investment professionals by receiving a presentation from John Gottfurcht, SSI's President, and Amy Gottfurcht, SSI's Chairman and CEO, which discussed SSI's historical performance, team of analysts, and proprietary portfolio selection methodology. The Board also received positive information from Montgomery's review of SSI, including positive references and the long-term continuity among SSI's staff. In considering the fees and expenses borne by the Fund and the profitability of the relationship for Montgomery and SSI, the Board noted that SSI's proposed compensation rate was competitive with industry rates for advisers with similar strategies. The Board also considered SSI's soft dollar practices, which appear to be in line with industry norms.

         Concluding this thorough analysis, the Board, including the Trustees who are not "interested persons" of the Trust as defined in the Investment Company Act (the "Independent Trustees"), unanimously approved the Investment Sub-Advisory Agreement with SSI. Accordingly, the Board recommends that shareholders vote "FOR" the approval of SSI as a sub-adviser to the Fund.

Q:       What other changes are contemplated with respect to the Fund?

         At the July 17 and 25, 2002 meetings, Montgomery also sought and received the Board's approval to convert the Fund into a fund of funds structure or a master/feeder structure in the future should either change become more conducive to implementing the Fund's investment strategy. In a fund of funds structure, your mutual fund's assets are invested in two or more other funds to accomplish the investment strategy. In a master/feeder structure, the assets of mutual funds with common investment objectives and similar parameters are combined in a pool, rather than being managed separately. A fund of funds structure or a master/feeder structure may improve Montgomery's ability to implement the Fund's strategy more efficiently. Either structure, however, would not affect the investment objective, philosophies or disciplines currently employed by the Fund. A vote in favor of SSI will be considered to include approval of any future conversion of the Fund to either a fund of funds structure or a master/feeder structure.

         At the same meeting, Montgomery sought and received the Board's approval to change the name of the Fund to "Montgomery Partners U.S. Long-Short Equity Plus Fund" to more accurately reflect the Fund's new principal investment strategy. As the name indicates, under normal conditions, the Fund will invest at least 80% of its assets in long and short positions in equity securities of publicly traded companies in the United States. The word "plus" indicates that the Fund will use certain financial instruments (such as equity index futures or options) to supplement the long and short positions of the Fund and to capture the returns of the S&P 500(R) Index.

Q: What are the terms of the Investment Sub-Advisory Agreement between SSI and Montgomery?

         SSI will manage the investments of the Fund and provide investment research, advice, and supervision. Montgomery's Investment Oversight Committee will be responsible for monitoring the activities of SSI. The new portfolio management arrangements for the Fund, which were approved by the Trustees at their July 25, 2002 meeting, provide that Montgomery (not the Fund) shall pay a fee to SSI for its services which is equal to 1.00% of the Fund's average daily net asset value for the first $50 million of assets under SSI's management. SSI's fee decreases to 0.75% of the Fund's average daily net asset value for assets over $50 million. Under the Investment Sub-Advisory Agreement, the management fee charged to the Fund will not increase as a result of the appointment of SSI as the sub-adviser to Fund.

         The Investment Sub-Advisory Agreement gives SSI authority to select brokers and dealers to effect all portfolio transactions. SSI is directed at all times to seek to execute brokerage transactions for the Fund in accordance with such policies or practices as may be established by the Board of Trustees and described in the Fund's currently effective Prospectus and Statement of Additional Information, as amended from time to time. Except where Montgomery or the Trust instructs SSI to place orders with particular brokers or dealers, in placing orders for the purchase or sale of investments for the Fund, in the name of the Fund or its nominees, SSI shall use its best efforts to obtain the most favorable price and best execution available, considering all of the circumstances, and shall maintain records adequate to demonstrate compliance with this requirement.

         Subject to the appropriate policies and procedures approved by the Board of Trustees, SSI may direct brokerage to brokers that provide brokerage or research services to Montgomery, SSI or the Fund. SSI may also consider sales of shares of the Trust as a factor in the selection of brokers and dealers.

         As described in the table below, SSI also provides sub-advisory services to a portfolio of another fund with an investment objective similar to that of the proposed Montgomery Global Long-Short Fund.


Fund                                                 Assets Managed by SSI         Annual Fee Rate
---------------------------------------------------- ----------------------------- ----------------------------
Multi-Strategy Market Neutral Investments Fund       approximately $33 million     1.00% of managed assets


         The Investment Sub-Advisory Agreement holds SSI responsible for any act or omission that involves willful misfeasance, bad faith or negligence in the performance of, or from reckless disregard of its duties. The Investment Sub-Advisory Agreement may be terminated at any time by the Fund, without the payment of any penalty, upon the vote of a majority of the Trust's Board of Trustees or a majority of the outstanding voting securities of the Fund or SSI, on sixty (60) days' written notice. A form of the Investment Sub-Advisory Agreement is attached as Exhibit B.

The Board of Trustees recommends that shareholders approve Proposal No. 1 to appoint SSI Investment Management, Inc. as a sub-adviser to the Montgomery Global Long-Short Fund.

                                    * * * * *

                                   PROPOSAL 2

               APPROVAL OF A PROPOSAL TO PERMIT MONTGOMERY TO HIRE
          AND TERMINATE SUB-ADVISERS OR MODIFY SUB-ADVISORY AGREEMENTS
                          WITHOUT SHAREHOLDER APPROVAL

Q:       Why are shareholders being asked to vote on this Proposal?

         Montgomery currently serves as investment adviser to the Fund pursuant to an Investment Management Agreement with the Trust (the "Management Agreement"). The Management Agreement was last approved by the Board on July 25, 2002. Montgomery has proposed to employ a sub-adviser with respect to the Fund (see Proposal No. 1) and may engage additional sub-advisers in the future. Generally, the federal securities laws require a shareholder vote if Montgomery were to seek a change in the Fund's sub-adviser. However, if a fund applies for, and subsequently receives, an exemptive order from the SEC, then the fund would not be required to submit proposed changes in the sub-adviser to shareholders. The proposed change in the sub-adviser would still be subject to approval of the Board of Trustees.

         Montgomery is seeking shareholder approval to permit Montgomery to enter into, terminate, or modify sub-advisory agreements on behalf of the Fund with the sub-advisers without obtaining the prior approval of a majority of the Fund's shareholders, as is otherwise required by the Investment Company Act. If the shareholders of the Fund do not approve this Proposal, the Management Agreement will continue and the terms and conditions of the SEC Order (if granted) will not apply to the Fund.

Q:       What is the purpose of the SEC Order?

         Section 15(a) of the Investment Company Act and Rule 18f-2 thereunder require that the shareholders of the Fund approve the Fund's sub-advisory agreement(s) and any amendments thereto. On April 23, 2002, the Trust and Montgomery filed an application with the Securities and Exchange Commission for an order (the "SEC Order") exempting the Fund from these provisions. The SEC Order, if granted, would permit Montgomery to hire new sub-advisers, terminate sub-advisers, rehire existing sub-advisers whose agreements have been assigned (and, thus, automatically terminated), and modify sub-advisory agreements without the prior approval of shareholders.

Q:       What are the conditions of the SEC Order?

         If the SEC Order is granted, the Trust and Montgomery would be subject to the following conditions:

         (1) Before the Fund may rely on the SEC Order, the operation of the Fund in the manner described in the SEC Order will be approved by a majority of the Fund's outstanding voting securities, as defined in the Investment Company Act.

         (2) The prospectus for the Fund will disclose the existence, substance and effect of any order granted pursuant to the SEC Order. The Fund will hold itself out to the public as employing the management structure described in the SEC Order. The prospectus will prominently disclose that Montgomery has ultimate responsibility (subject to oversight by the Board of Trustees) to oversee the sub-advisers and recommend their hiring, termination, and replacement.

         (3) Within 90 days of the hiring of a new sub-adviser for the Fund, the Fund's shareholders will be furnished all relevant information about the new sub-adviser that would be included in a proxy statement, except as modified to permit the Trusts to disclose for the Fund (as both a dollar amount and as a percentage of the Fund's net assets) only the aggregate fees paid to Montgomery and sub-advisers for the Fund ("Aggregate Fee Disclosure"). This information will include Aggregate Fee Disclosure and any change in such disclosure caused by the addition of the new sub-adviser. To meet this obligation, the Fund will provide shareholders within 90 days of the hiring of a new sub-adviser with an information statement meeting the requirements of Regulation 14C, Schedule 14C and Item 22 of Schedule 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), except as modified by the order to permit Aggregate Fee Disclosure.

         (4) Montgomery will not enter into a sub-advisory agreement with a sub-adviser that is an "affiliated person," as defined in the Investment Company Act, of the Trust or Montgomery (an "Affiliated Sub-Adviser"), other than by reason of serving as a sub-adviser to the Fund, without such agreement, including the compensation to be paid thereunder, being approved by the shareholders of the Fund.

         (5) At all times, a majority of the Board's Trustees will be Independent Trustees and the nomination of new or additional Independent Trustees will be at the discretion of the then existing Independent Trustees.

         (6) When a sub-adviser change is proposed for the Fund with an Affiliated Sub-Adviser, the Board of Trustees, including a majority of the Independent Trustees, will make a separate finding, reflected in the applicable Board minutes, that such change is in the best interests of the Fund and its shareholders and does not involve a conflict of interest from which Montgomery or the Affiliated Sub-Adviser derives an inappropriate advantage.

         (7) Montgomery will provide general management services to the Fund, including overall supervisory responsibility for the general management and investment of the Fund's assets, and, subject to review and approval of the Board of Trustees, will (i) set the Fund's overall investment strategies, (ii) evaluate, select and recommend Sub-Advisers to manage all or a part of the Fund's assets, (iii) allocate and, when appropriate, reallocate the Fund's assets among multiple Sub-Advisers, (iv) monitor and evaluate the performance of Sub-Advisers, and (v) implement procedures reasonably designed to ensure that the Sub-Advisers comply with the Fund's investment objective, policies and restrictions.

         (8) No trustee or officer of the Fund nor director or officer of Montgomery will own directly or indirectly (other than through a pooled investment vehicle that is not controlled by such person) any interest in a sub-adviser, except for (a) ownership of interests in Montgomery or any entity that controls, is controlled by, or is under common control with Montgomery, or
(b) ownership of less than 1% of the outstanding securities of any class of equity or debt of any publicly traded company that is either a sub-adviser or an entity that controls, is controlled by or is under common control with a sub-adviser.

         (9) The Fund will include the Aggregate Fee Disclosure in its registration statement.

Q:       What are the benefits of the SEC Order?

         By not requiring shareholder approval in these matters, Montgomery would have greater flexibility in managing sub-advisers, and shareholders would save the considerable expenses involved in holding shareholder meetings and soliciting proxies.

Q:       What are the safeguards if Fund shareholders approve this Proposal?

         Even if the Fund's shareholders approve this arrangement, any new sub-advisers engaged or terminated or any change in a sub-advisory agreement will still require approval of the Board of Trustees, including a separate vote by a majority of the Independent Trustees. In order to approve new sub-advisers, the Board of Trustees will analyze the factors it deem relevant, including the nature, quality and scope of services provided by sub-advisers to investment companies comparable to the Fund. The Board of Trustees will review the ability of the sub-adviser to provide its services to the Fund, as well as its personnel, operation, financial condition or any other factor which would affect the provision of these services. The Board of Trustees will examine the performance of the sub-adviser with respect to compliance and regulatory matters over the past fiscal year. The Board of Trustees will review the sub-adviser's investment performance with respect to accounts deemed comparable. Finally, the Board of Trustees will consider other factors deemed relevant to the sub-adviser's performance as an investment adviser. The Board of Trustees believes that this review provides adequate shareholder protection in the selection of sub-advisers.

The Board of Trustees recommends that shareholders approve Proposal No. 2 to permit Montgomery to hire and terminate sub-advisers or modify sub-advisory agreements without shareholder approval.

                                    * * * * *

                               GENERAL INFORMATION

A.       Evaluation by the Board of Trustees

         The Board of Trustees met on July 17 and July 25, 2002 to evaluate the above Proposals and their possible effects on the Fund. Management of Montgomery outlined for the Board of Trustees the plan to appoint SSI as a sub-adviser to the Fund. The Board of Trustees was advised by its own independent legal counsel and considered all information that it determined was relevant to its deliberations. After careful consideration, the Board of Trustees decided to approve the Proposals and authorized that all of the Proposals be submitted to shareholders for their approval. In approving the Proposals, the Trustees determined, in their business judgment and in light of their fiduciary duties as Trustees, that the Proposals would be beneficial to shareholders.

         Among the Board's considerations in deciding to approve the Proposals were the following:

         o The management fees charged to the Fund will not increase as a result of SSI being appointed as a sub-adviser to the Fund under the Investment Sub-Advisory Agreement;

         o    The investment objective of the Fund will remain the same;

         o The quality of the investment management and shareholder services provided to the Fund will not diminish as a result of SSI being appointed as a sub-adviser to the Fund under the Investment Sub-Advisory Agreement; and

         o Montgomery will absorb the costs of the proposed changes, including the preparation and distribution of proxy materials.

The Board of Trustees unanimously recommends that shareholders vote "FOR" Proposal 1 and Proposal 2.

B.       Other Matters to Come Before the Meeting

         The Trust knows of no other matters that are to be brought before the Meeting. However, if any other matters not now known or determined properly come before the Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote such Proxy in accordance with their best judgment on such matters.

C.       Shareholder Proposals

         The Meeting is a special meeting of shareholders. The Fund is not required to, nor does it intend to, hold regular meetings of its shareholders. If such a meeting is called, any shareholder who wishes to submit a proposal for consideration at the meeting should submit the proposal promptly to the Trust.

D.       Other Information

         Montgomery Asset Management, LLC, located at 101 California Street, San Francisco, California 94111, is the investment adviser and the administrator of the Fund. Funds Distributor, Inc., 60 State Street, Boston, Massachusetts 02109, is the principal underwriter and distributor of the Fund. DST Systems, Inc., 333 West 11th Street, Kansas City, Missouri 64105 is the Fund's master transfer agent and paying agent. State Street Bank and Trust Company, 801 Pennsylvania, Kansas City, Missouri 64105, assists DST Systems, Inc. with certain recordkeeping and accounting functions for the Fund. JP Morgan

Investor Services Company, 73 Tremont Street, Boston, Massachusetts 02108, provides fund accounting services and assists Montgomery Asset Management, LLC in providing administrative and fund accounting services to the Fund.

         You can find more information about The Montgomery Funds' investment policies in the relevant Prospectus and Statement of Additional Information
(SAI), which are available free of charge.

         To request a free copy of the relevant Prospectus or SAI, call us at
(800) 572-FUND [3863]. You can review and copy further information about The Montgomery Funds II, including the Prospectus or SAI, at the Securities and Exchange Commission's (SEC's) Public Reference Room in Washington, D.C. To obtain information on the operation of the Public Reference Room please call
(202) 942-8090. Reports and other information about The Montgomery Funds II are available at the SEC's Web site at www.sec.gov. You can also obtain copies of this information, upon payment of a duplicating fee, by writing the Public Reference Section of the SEC, Washington, D.C., 20549-6009 or by e-mailing the SEC at publicinfo@sec.gov.

         You can find further information about The Montgomery Funds II in our annual and semiannual shareholder reports, which discuss the market conditions and investment strategies that significantly affected the Fund's performance during its most recent fiscal period. To request a free copy of the most recent annual or semiannual report, please contact us at (800) 572-FUND [3863] or The Montgomery Funds, 101 California Street, San Francisco, California 94111.

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Please complete, sign and return this proxy promptly. No postage is required if mailed in the United States. You also may vote by Internet or by telephone following the instructions on the enclosed proxy card.
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                                      -12-

                                    EXHIBIT A


LIST OF FIVE PERCENT SHAREHOLDERS

         As of July 31, 2002 the following persons owned of record 5% or more of the shares of the Fund:

                                                                Percentage
Name                                                 Shares     Ownership
----                                                 ------     ----------

Class R
Charles Schwab & Co. Inc.                       813,149.119       23.29%
101 Montgomery Street
San Francisco, CA 94104

Merrill Lynch Pierce Fenner & Smith             248,502.129        7.12%
FBO Its Customers
Attn: Fund Administration 97TN7
4800 Deer Lake Drive East, Floor 2
Jacksonville, FL 32246

Class A
Merrill Lynch Pierce Fenner & Smith              12,623.238       95.32%
Merrill Lynch Financial Data Services
Attn: Service Team 97LJ4
4800 Deer Lake Drive East, Floor 2
Jacksonville, FL 32246

Class B
Merrill Lynch Pierce Fenner & Smith              10,390.602       93.52%
FBO Its Customers
4800 Deer Lake Drive East, Floor 2
Jacksonville, FL 32246

Class C
Merrill Lynch Pierce Fenner & Smith             186,484.528       98.82%
FBO Its Customers
4800 Deer Lake Drive East, Floor 2
Jacksonville, FL 32246

Class ML
Merrill Lynch Pierce Fenner & Smith             407,754.453       92.76%
FBO Its Customers
Attn: Fund Administration 97TN7
4800 Deer Lake Drive East, Floor 2
Jacksonville, FL 32246

                                  FORM OF PROXY

[Shareholder Name]
[Title (if applicable)]
[Address]
[Address]
[Fund Name]
[Shares Held]
                             THE MONTGOMERY FUNDS II
                       SPECIAL MEETING OF SHAREHOLDERS OF
                        MONTGOMERY GLOBAL LONG-SHORT FUND

                               September 30, 2002


SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE MONTGOMERY FUNDS

         The undersigned hereby appoints Johanne Castro and Jason Wood, and each of them, as proxies of the undersigned, each with the power to appoint a substitute, for the Special Meeting of Shareholders of the Montgomery Global Long-Short Fund (the "Fund"), a separate series of The Montgomery Funds II, to be held on September 30, 2002, at 101 California Street, 35th Floor, San Francisco, California 94111, and at any and all adjournments thereof (the "Meeting"), to vote, as designated below, all shares of the Fund, held by the undersigned at the close of business on July 31, 2002. Capitalized terms used without definition have the meanings given to them in the accompanying Proxy Statement.

         A signed proxy will be voted in favor of the Proposals listed below unless you have specified otherwise. Please sign, date and return this proxy promptly. You may vote only if you held shares in the Fund at the close of business on July 31, 2002. Your signature authorizes the proxies to vote in their discretion on such other business as may properly come before the Meeting including, without limitation, all matters incident to the conduct of the Meeting.


Please vote by filling in the boxes below.

PROPOSAL 1: To approve SSI Investment Management, Inc. as a sub-adviser to the Montgomery Global Long-Short Fund.

              _                    _                    _
         FOR |_|          AGAINST |_|          ABSTAIN |_|

PROPOSAL 2: To approve a proposal to permit the Montgomery Asset Management, LLC to hire and terminate sub-advisers or modify sub-advisory agreements without shareholder approval.

              _                    _                    _
         FOR |_|          AGAINST |_|          ABSTAIN |_|


Dated:_________________________________________________________________, 2002
         [Shareholder Name]

Dated:_________________________________________________________________, 2002
         [Signature(s) (if held jointly)]

         When shares are registered jointly in the names of two or more persons, ALL must sign. Signature(s) must correspond exactly with the name(s) shown. When signing as attorney, trustee, executor, administrator, custodian, guardian or corporate officer, please give your full title.

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Please complete, sign, date and return this proxy promptly in the enclosed envelope. No postage is required if mailed in the United States. You may also vote by Internet at www.proxyvote.com (just follow the simple instructions once you have logged in) or by telephone by calling toll-free (888) 221-0697.
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